Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accel Entertainment, Inc.:

We consent to the use of our report dated March 13, 2020, with respect to the consolidated balance sheets of Accel Entertainment, Inc. and its subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains explanatory paragraphs that state (1) the Company has changed its method of accounting for revenue from contracts with customers and related costs as of January 1, 2019 due to the adoption of the Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and (2) the Company consummated a merger on November 20, 2019, which has been accounted for as a reverse recapitalization.

/s/ KPMG LLP

Chicago, Illinois

September 21, 2020